Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2007, accompanying the financial statements of TGC Industries, Inc. appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement.

/s/ Lane Gorman Trubitt, L.L.P.

Lane Gorman Trubitt, L.L.P.
Dallas, Texas
April 18, 2007